Alexion Reports First Quarter 2018 Results
and Positive Topline Data from ALXN1210 Phase 3 PNH Switch Study

•	1Q18 Total Revenues of $930.9 Million, a 7 Percent Increase Over 1Q17 and a 7 Percent Volume Increase

•	1Q18 GAAP Diluted EPS of $1.11 Per Share, a 48 Percent Increase Over 1Q17; Non-GAAP Diluted EPS of $1.68 Per Share, a 22 Percent Increase Over 1Q17

•	Strong Launch for Soliris® in Patients with AchR Antibody-Positive Generalized Myasthenia Gravis (gMG)

•	Positive Topline Data from ALXN1210 Phase 3 PNH Naive and Switch Studies; Regulatory Submissions Planned in the U.S. and EU in Mid-2018

•	Announced Tender Offer to Acquire Wilson Therapeutics as First Step in Rebuilding Clinical Pipeline

•	Guidance Updated to Reflect Strength of the Business and Preliminary Financial Impact of Announced Tender Offer for Wilson Therapeutics

NEW HAVEN, Conn., April 26, 2018- Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced financial results for the first quarter of 2018. Total revenues in the first quarter were $930.9 million, a 7 percent increase compared to the same period in 2017. First quarter 2017 revenues included a benefit of $49.2 million due to both the recognition of deferred revenue and timing of orders from certain non-U.S. markets that access Alexion's products through a tender process. The benefit of foreign currency on total revenues year-over-year was 2 percent or $13.7 million, net of hedging activities. On a GAAP basis, diluted earnings per share (EPS) in the quarter was $1.11 per share, a 48 percent increase versus the prior year. Non-GAAP diluted EPS for the first quarter of 2018 was $1.68 per share, a 22 percent increase versus the prior year.

"In the first quarter of 2018 we had strong momentum in our complement and metabolic portfolios. We continue to see robust underlying growth of Soliris and I am particularly pleased with the U.S. launch in patients with gMG. In addition, Strensiq remains a key driver of growth as we continue to serve new patients with HPP," said Ludwig Hantson, Chief Executive Officer of Alexion. "Along with growing our in-line business, we announced positive topline results from both the ALXN1210 Phase 3 PNH Naive and Switch studies, and executed on our disciplined business development plan with the anticipated acquisition of Wilson Therapeutics to begin to rebuild the clinical pipeline. We are delivering on our 2018 objectives to drive sustainable long-term growth and I look forward to providing updates on our progress throughout the year."

ALXN1210 Phase 3 Switch Study Results

Alexion is also announcing positive topline results of a Phase 3 study of ALXN1210, the Company’s investigational long-acting C5 complement inhibitor, which show that patients with paroxysmal nocturnal hemoglobinuria (PNH) can be effectively and safely switched from treatment with Soliris® (eculizumab) every two weeks to treatment with ALXN1210 every eight weeks. The study demonstrated non-inferiority of ALXN1210 to Soliris® in patients with PNH who had been stable on Soliris® based on the primary endpoint of change in lactate dehydrogenase (LDH) levels, a direct marker of complement-mediated hemolysis in PNH. The study also demonstrated non-inferiority on all four key secondary endpoints: the proportion of patients with breakthrough hemolysis, the change from baseline in quality of life as assessed via the Functional Assessment of Chronic Illness Therapy (FACIT)-Fatigue Scale, the proportion of patients avoiding transfusion, and the proportion of patients with stabilized hemoglobin levels. In addition, numeric results for all five endpoints favored ALXN1210. Notably, no patients treated with ALXN1210 experienced breakthrough hemolysis compared to five patients treated with Soliris®.

ALXN1210 was generally well tolerated with a safety profile that is consistent with that seen for Soliris®. The most frequently observed adverse events were headache and upper respiratory infection. The most frequently observed serious adverse events were pyrexia, which occurred in three Soliris® patients, and hemolysis, which occurred in two Soliris® patients. No patient withdrew from the study due to adverse events. No treatment-emergent anti-drug antibody was observed for ALXN1210; one was observed for Soliris®. No neutralizing antibodies and no apparent effects on efficacy, safety, pharmacokinetics, or pharmacodynamics were detected. There were no cases of meningococcal infection observed in either the ALXN1210 or Soliris® arms. Meningococcal infections are a known risk with terminal complement inhibition, and specific risk-mitigation plans have been in place for ten years for Soliris® to minimize the risk for patients.

Detailed results from this Phase 3 study will be presented at a future medical congress.

“Once again ALXN1210 met the high bar set by Soliris in a second, large Phase 3 study. Importantly, we now have robust data that patients with PNH can effectively and safely transition from Soliris to ALXN1210,” said John Orloff, M.D., Executive Vice President and Head of Research & Development at Alexion. “We are very pleased that the totality of the Phase 3 PNH data in more than 440 patients, which included patients who had never received a complement inhibitor and patients who were stable on Soliris and switched to ALXN1210, shows numeric results favoring ALXN1210 across all primary and key secondary endpoints, including breakthrough hemolysis. We believe that the differentiated profile of ALXN1210 could be a meaningful improvement for patients and clinicians and look forward to moving rapidly to global regulatory filings in the U.S. and EU in mid-2018, followed by Japan later in the year.”

First Quarter 2018 Financial Highlights

•
Soliris® (eculizumab) net product sales were $800.1 million, compared to $783.5 million in the first quarter of 2017, representing a 2 percent increase. Soliris® volume increased 2 percent year-over-year.

•
Strensiq® (asfotase alfa) net product sales were $110.7 million, compared to $73.6 million in the first quarter of 2017, representing a 50 percent increase. Strensiq® volume increased 58 percent year-over-year.

•
Kanuma®(sebelipase alfa) net product sales were $19.6 million, compared to $12.0 million in the first quarter of 2017, representing a 63 percent increase. Kanuma® volume increased 58 percent year-over-year.

•	GAAP cost of sales was $91.6 million, compared to $69.0 million in the same quarter last year. Non-GAAP cost of sales was $83.0 million, compared to $64.5 million in the same quarter last year.

•	GAAP R&D expense was $176.6 million, compared to $219.5 million in the same quarter last year. Non-GAAP R&D expense was $161.6 million, compared to $194.4 million in the same quarter last year.

•	GAAP SG&A expense was $257.1 million, compared to $261.8 million in the same quarter last year. Non-GAAP SG&A expense was $220.4 million, compared to $226.1 million in the same quarter last year.

•
GAAP income tax expense was $102.5 million, compared to $23.9 million in the same quarter last year. Non-GAAP income tax expense was $68.6 million, compared to $50.8 million in the same quarter last year.

•	GAAP diluted EPS was $1.11 per share, compared to $0.75 per share in the same quarter last year. Non-GAAP diluted EPS was $1.68 per share, compared to $1.38 per share in the first quarter of 2017.

Research and Development

•
ALXN1210- Paroxysmal Nocturnal Hemoglobinuria (PNH): In the pivotal Phase 3 study of ALXN1210 administered intravenously every eight weeks, ALXN1210 achieved non-inferiority to Soliris® in complement inhibitor treatment-naive patients with PNH based on the co-primary endpoints of transfusion avoidance and normalization of LDH levels. The study also demonstrated non-inferiority on all four key secondary endpoints. In addition, ALXN1210 achieved non-inferiority on the primary and all four key secondary endpoints in the Phase 3 PNH Switch study of ALXN1210 administered intravenously every eight weeks compared to patients currently treated with Soliris®. Alexion plans to file for regulatory approval for ALXN1210 in patients with PNH in the U.S. and EU in mid-2018, followed by Japan later in the year.

Alexion is enrolling pediatric PNH patients in a Phase 3 trial of ALXN1210; this study includes patients who have never received treatment with a complement inhibitor and those who enter the study stabilized on Soliris®.

•
ALXN1210- Atypical Hemolytic Uremic Syndrome (aHUS): Enrollment and dosing are ongoing in a Phase 3 trial with ALXN1210 administered intravenously every eight weeks in complement inhibitor treatment-naive adolescent and adult patients with aHUS. Enrollment is expected to be complete in the second quarter of 2018 and Alexion expects to report data from this study in the fourth quarter of 2018. Enrollment and dosing are also ongoing in a Phase 3 trial of ALXN1210 in pediatric patients with aHUS.

•
ALXN1210- Subcutaneous: In late 2018 Alexion plans to initiate a single, PK-based Phase 3 study of ALXN1210 delivered subcutaneously once per week to support registration in PNH and aHUS. The Company also plans to use Halozyme's ENHANZE® drug-delivery technology to develop a next-generation subcutaneous formulation of ALXN1210 to potentially further extend the dosing interval to once every two weeks or once per month.

•
Soliris® (eculizumab)- Relapsing Neuromyelitis Optica Spectrum Disorder (NMOSD): Enrollment is complete in the PREVENT study, a single, multinational, placebo-controlled Phase 3 trial of Soliris® in patients with NMOSD. Alexion expects to report data by the end of 2018.

Tender Offer for Wilson Therapeutics

On April 11, 2018 Alexion announced that the Company made a recommended public cash offer to the shareholders of Wilson Therapeutics to acquire all outstanding shares in Wilson Therapeutics. Wilson Therapeutics is a biopharmaceutical company, based in Stockholm, Sweden, that develops novel therapies for patients with rare copper-mediated disorders. Wilson Therapeutics’ product, WTX101, is in Phase 3 development as a treatment for Wilson disease, a rare genetic disorder with devastating hepatic and neurological consequences for patients. WTX101 is a first-in-class oral copper-binding agent with a unique mechanism of action and ability to access and bind copper from serum and promote its removal from the liver.

The tender offer is expected to complete and the transaction is expected to close in the second quarter of 2018.

2018 Financial Guidance

Alexion is increasing its revenue guidance, lowering its GAAP EPS guidance and increasing its non-GAAP EPS guidance. Full guidance updates are outlined below.

	Previous	Updated
Total revenues	$3,850 to $3,950 million	$3,925 to $3,985 million
Soliris revenues	$3,325 to $3,400 million	$3,380 to $3,420 million
Metabolic revenues	$525 to $550 million	$545 to $565 million
R&D (% total revenues)
GAAP	20% to 22%	41% to 44%
Non-GAAP	18% to 20%	18% to 20%
SG&A (% total revenues)
GAAP	26% to 28%	26% to 28%
Non-GAAP	23% to 24%	23% to 24%
Operating margin
GAAP	31% to 34%	8% to 11%
Non-GAAP	48% to 49%	48% to 49%
Earnings per share
GAAP	$4.35 to $4.75	$1.35 to $1.75
Non-GAAP	$6.60 to $6.80	$6.75 to $6.90

2018 financial guidance assumes the following:

•	A foreign currency benefit, net of hedging activities, of $45 million to $55 million

•	Unfavorable Soliris® revenue impact of $90 million to $110 million from ALXN1210 and other clinical trial recruitment versus prior year

•	GAAP effective tax rate of 16 to 17 percent; non-GAAP effective tax rate of 15 to 16 percent

•
GAAP guidance reflects the preliminary financial impact of the announced tender offer for Wilson Therapeutics, which Alexion expects to account for as an asset acquisition and recognize in research and development expenses during the second quarter of 2018. In addition, non-GAAP financial guidance includes the preliminary impact of operating expenses for Wilson Therapeutics.

Alexion’s financial guidance is based on current foreign exchange rates net of hedging activities and does not include the effect of business combinations, license and collaboration agreements, asset acquisitions, intangible asset impairments, changes in fair value of contingent consideration or restructuring and related activity outside of the previously announced activities that may occur after the day prior to the date of this press release.

Alexion expects to incur additional restructuring and related expenses of approximately $15 million to $80 million related to the Company's 2017 restructuring activities. As the Company continues to execute its strategic business plan and global footprint, it may incur restructuring expenses in 2018 that are materially different from the current estimate.

Conference Call/Webcast Information:

Alexion will host a conference call/audio webcast to discuss the first quarter 2018 results today at 10:00 a.m. Eastern Time. To participate in the call, dial 888-394-8218 (USA) or 323-701-0225 (International), passcode 1013806 shortly before 10:00 a.m. Eastern Time. A replay of the call will be available for a limited period following the call. The replay number is 888-203-1112 (USA) or 719-457-0820 (International), passcode 1013806. The audio webcast can be accessed on the Investor page of Alexion’s website at: http://ir.alexion.com.

About the ALXN1210 PNH Switch Study

This Phase 3, open-label, randomized, active-controlled, multicenter study evaluated the efficacy and safety of ALXN1210 versus Soliris® administered by intravenous (IV) infusion in 195 adult patients (≥ 18 years of age) with confirmed diagnosis of PNH and LDH levels ≤ 1.5 times the upper limit of normal (ULN) who had been treated with Soliris® for at least the past 6 months. ALXN1210 was administered every 8 weeks, whereas Soliris® was administered every 2 weeks. The 26-week treatment period is followed by an extension period, in which all patients will receive ALXN1210 every 8 weeks for up to 2 years.

The primary endpoint investigated hemolysis as directly measured by the percentage change of LDH levels from Baseline to Day 183. Key secondary endpoints included the proportion of patients with breakthrough hemolysis, the change in quality of life assessed via the FACIT-Fatigue Scale from Baseline to Day 183, transfusion avoidance from Baseline to Day 183, and the proportion of patients with stabilized hemoglobin levels from Baseline to Day 183. Breakthrough hemolysis was defined as at least one new or worsening symptom or sign of intravascular hemolysis (fatigue, hemoglobinuria, abdominal pain, shortness of breath [dyspnea], anemia [hemoglobin < 10 g/dL], major adverse vascular event [MAVE, including thrombosis], dysphagia, or erectile dysfunction) in the presence of elevated LDH ≥ 2 × ULN. Transfusion avoidance was defined as the proportion of patients who remain transfusion-free and do not require a transfusion as per protocol-specified guidelines. A stabilized hemoglobin level was defined as avoidance of a ≥ 2 g/dL decrease in hemoglobin level from baseline in the absence of transfusion.

About Alexion

Alexion is a global biopharmaceutical company focused on serving patients and families affected by rare diseases through the innovation, development and commercialization of life-changing therapies. Alexion is the global leader in complement inhibition and has developed and commercializes the first and only approved complement inhibitor to treat patients with paroxysmal nocturnal hemoglobinuria (PNH), atypical hemolytic uremic syndrome (aHUS), and anti-acetylcholine receptor (AchR) antibody-positive generalized myasthenia gravis (gMG). In addition, Alexion has two highly innovative enzyme replacement therapies for patients with life-threatening and ultra-rare metabolic disorders, hypophosphatasia (HPP) and lysosomal acid lipase deficiency (LAL-D). As the leader in complement biology for over 20 years, Alexion focuses its research efforts on novel molecules and targets in the complement cascade, and its development efforts on the core therapeutic areas of hematology, nephrology, neurology, and metabolic disorders. This press release and further information about Alexion can be found at: www.alexion.com.

[ALXN-E]

This press release contains forward-looking statements, including statements related to guidance regarding anticipated financial results for 2018, Alexion's development plans for ALXN1210, the potential medical benefits of ALXN1210 for the treatment of PNH, Alexion's future clinical, regulatory, and commercial plans for ALXN1210, plans for regulatory filings and clinical programs for our other product candidates, and the timing and potential benefits of the acquisition of Wilson Therapeutics. Forward-looking statements are subject to factors that may cause Alexion's results and plans to differ from those expected, including for example, decisions of regulatory authorities regarding the adequacy of our research, marketing approval or material limitations on the marketing of our products, delays, interruptions or failures in the manufacture and supply of our products and our product candidates, failure to satisfactorily address matters raised by the FDA and other regulatory agencies, the possibility that results of clinical trials are not predictive of safety and efficacy results of our products in broader patient populations, the possibility that current rates of adoption of Soliris® in PNH, aHUS or other diseases are not sustained, the possibility that clinical trials of our product candidates could be delayed, the adequacy of our pharmacovigilance and drug safety reporting processes, the risk that third party payors (including governmental agencies) will not reimburse or continue to reimburse for the use of our products at acceptable rates or at all, the possibility that expected tax benefits will not be realized, assessment of impact of recent accounting pronouncements, potential declines in sovereign credit ratings or sovereign defaults in countries where we sell our products, delay of collection or reduction in reimbursement due to adverse economic conditions or changes in government and private insurer regulations and approaches to reimbursement, uncertainties surrounding legal proceedings, company investigations and government investigations, including investigations of Alexion by the U.S. Securities and Exchange Commission (SEC) and U.S. Department of Justice, the risk that anticipated regulatory filings are delayed, the risk that estimates regarding the number of patients with PNH, aHUS, gMG, HPP and LAL-D are inaccurate, the risks of changing foreign exchange rates, risks relating to the potential effects of the Company's restructuring and relocation of its corporate headquarters, risks related to the expected acquisition of Wilson Therapeutics, and a variety of other risks set forth from time to time in Alexion's filings with the SEC, including but not limited to the risks discussed in Alexion's Annual Report on Form 10-K for the period ended December 31, 2017 and in our other filings with the SEC. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

In addition to financial information prepared in accordance with GAAP, this press release also contains non-GAAP financial measures that Alexion believes, when considered together with the GAAP information, provide investors and management with supplemental information relating to performance, trends and prospects that promote a more complete understanding of our operating results and financial position during different periods. The non-GAAP results exclude the impact of the following GAAP items: share-based compensation expense, fair value adjustment of inventory acquired, amortization of purchased intangible assets, changes in fair value of contingent consideration, acquisition-related costs, restructuring and related expenses, upfront payments related to licenses, collaborations and asset acquisitions, impairment of intangible assets, change in value of equity securities without readily determinable fair values and certain adjustments to income tax expense. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial measures prepared and presented in accordance with GAAP, and should be reviewed in conjunction with the relevant GAAP financial measures. Please refer to the attached Reconciliations of GAAP to non-GAAP Financial Results and GAAP to non-GAAP 2018 Financial Guidance for explanations of the amounts adjusted to arrive at non-GAAP net income and non-GAAP earnings per share amounts for the three month periods ended March 31, 2018 and 2017 and projected twelve months ending December 31, 2018.

Prior year amounts may have been adjusted to conform to current year rounding presentation.

(Tables Follow)

ALEXION PHARMACEUTICALS, INC.
TABLE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three months ended
	March 31
	2018	2017(1)
Net product sales	$930.4	$869.1
Other revenue	0.5	0.5
Total revenues	930.9	869.6

Cost of sales	91.6	69.0
Operating expenses:
Research and development	176.6	219.5
Selling, general and administrative	257.1	261.8
Amortization of purchased intangible assets	80.0	80.0
Change in fair value of contingent consideration	52.7	3.5
Restructuring expenses	5.5	23.8
Total operating expenses	571.9	588.6

Operating income	267.4	212.0

Other income and expense:
Investment income	105.8	3.9
Interest expense	(24.1)	(23.5)
Other income	2.5	1.6

Income before income taxes	351.6	194.0

Income tax expense	102.5	23.9

Net income	$249.1	$170.1

Earnings per common share
Basic	$1.12	$0.76
Diluted	$1.11	$0.75

Shares used in computing earnings per common share
Basic	222.1	224.6
Diluted	223.7	226.2

(1) Prior year amounts may have been adjusted to conform to current year rounding presentation.

ALEXION PHARMACEUTICALS, INC.
TABLE 2: RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in millions, except per share amounts)
(unaudited)

	Three months ended
	March 31
	2018	2017(5)
GAAP net income	$249.1	$170.1
Before tax adjustments:
Cost of sales:
Share-based compensation	3.3	1.8
Fair value adjustment in inventory acquired	—	2.7
Restructuring related expenses (1)	5.3	—
Research and development expense:
Share-based compensation	14.9	16.2
Upfront payments related to licenses, collaborations and asset acquisitions	—	8.9
Restructuring related expenses (1)	0.1	—
Selling, general and administrative expense:
Share-based compensation	33.1	35.7
Restructuring related expenses (1)	3.6	—
Amortization of purchased intangible assets	80.0	80.0
Change in fair value of contingent consideration (2)	52.7	3.5
Restructuring expenses (1)	5.5	23.8
Investment income:
Change in value of equity securities without readily determinable fair values (3)	(100.8)	—
Other income:
Restructuring related expenses (1)	(0.1)	—
Adjustments to income tax expense (4)	33.9	(26.9)
Non-GAAP net income	$380.6	$315.8

GAAP earnings per common share - diluted	$1.11	$0.75
Non-GAAP earnings per common share - diluted	$1.68	$1.38

Shares used in computing diluted earnings per common share (GAAP)	223.7	226.2
Shares used in computing diluted earnings per common share (non-GAAP)	226.4	228.5

(1)    The following table summarizes the total restructuring and related expenses recorded by type of activity and the classification within the Reconciliation of GAAP to non-GAAP Financial Results:

	Three months ended				Three months ended
	March 31, 2018				March 31, 2017
	Employee Separation Costs	Asset-Related Charges	Other	Total	Employee Separation Costs	Asset-Related Charges	Other	Total
Cost of Sales	$—	$5.3	$—	$5.3	$—	$—	$—	$—
Research and Development	—	0.1	—	0.1	—	—	—	—
Selling, General and Administrative	—	3.6	—	3.6	—	—	—	—
Restructuring Expense	1.0	—	4.5	5.5	20.8	—	3.0	23.8
Other Expense	—	—	(0.1)	(0.1)	—	—	—	—
	$1.0	$9.0	$4.4	$14.4	$20.8	$—	$3.0	$23.8

(2)    The increase in the expense associated with the Change in the fair value of contingent consideration for the three months ended March 31, 2018 compared to the same period in 2017 was primarily due to increases in the likelihood of payments and changes in the expected timing of payments for contingent consideration.
(3)    On January 1, 2018, we adopted a new standard that changes the accounting for equity investments and, as a result, we recognized an unrealized gain of $100.8 million in investment income during the first quarter 2018 to adjust our investment in Moderna Therapeutics, Inc. to fair value.
(4) Alexion's non-GAAP income tax expense excludes the tax effect of pre-tax adjustments to GAAP profit and adjustments to provisional estimates of the impact of Tax Cuts and Jobs Act we recorded in Q4 2017.
(5) Prior year amounts may have been adjusted to conform to current year rounding presentation.

ALEXION PHARMACEUTICALS, INC.
TABLE 3: RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL GUIDANCE
(in millions, except per share amounts and percentages)
(unaudited)

	Twelve months ending
	December 31, 2018(2)
	Low	High

GAAP net income	$305	$395

Before tax adjustments:
Share-based compensation	230	210
Upfront payments related to licenses, collaborations and asset acquisitions (1)	855	855
Amortization of purchased intangible assets	320	320
Change in fair value of contingent consideration	67	67
Restructuring and related expenses	94	29
Change in value of equity securities without readily determinable fair values	(101)	(101)
Adjustments to income tax expense	(231)	(202)
Non-GAAP net income	$1,539	$1,573

Diluted GAAP earnings per common share	$1.35	$1.75
Diluted non-GAAP earnings per common share	$6.75	$6.90

Operating expense and margin (% total revenues)

GAAP research and development expense	44%	41%
Share-based compensation	(2)%	(1)%
Upfront payments related to licenses, collaborations and asset acquisitions (1)	(22)%	(22)%
Restructuring related expenses	0%	0%
Non-GAAP research and development expense	20%	18%

GAAP selling, general and administrative expense	28%	26%
Share-based compensation	(4)%	(3)%
Restructuring related expenses	0%	0%
Non-GAAP selling, general and administrative expense	24%	23%

GAAP operating margin	8%	11%
Share-based compensation	6%	5%
Upfront payments related to licenses, collaborations and asset acquisitions (1)	22%	22%
Amortization of purchased intangible assets	8%	8%
Change in fair value of contingent consideration	2%	2%
Restructuring and related expenses	2%	1%
Non-GAAP operating margin	48%	49%

Income tax expense (% of income before income taxes)

GAAP income tax expense	17%	16%
Tax effect of pre-tax adjustments to GAAP net income and adjustments to Q4 2017 tax reform provisional accounting	(1)%	(1)%
Non-GAAP income tax expense	16%	15%

(1)	Represents the previously announced recommended public cash offer for Wilson Therapeutics.

(2) GAAP guidance reflects the preliminary financial impact of the announced tender offer for Wilson Therapeutics, which Alexion expects to account for as an asset acquisition and recognize in research and development expenses during the second quarter of 2018. In addition, non-GAAP financial guidance includes the preliminary impact of operating expenses for Wilson Therapeutics.

ALEXION PHARMACEUTICALS, INC.
TABLE 4: NET PRODUCT SALES BY GEOGRAPHY
(in millions)
(unaudited)

	Three months ended
	March 31
	2018	2017(1)
Soliris
United States	$336.0	$288.1
Europe	250.8	241.4
Asia Pacific	85.5	78.8
Rest of World	127.8	175.2
Total Soliris	$800.1	$783.5
Strensiq
United States	$89.2	$63.3
Europe	14.0	5.1
Asia Pacific	5.7	3.7
Rest of World	1.8	1.5
Total Strensiq	$110.7	$73.6
Kanuma
United States	$11.9	$8.7
Europe	5.9	1.8
Asia Pacific	1.0	0.5
Rest of World	0.8	1.0
Total Kanuma	$19.6	$12.0

Net Product Sales
United States	$437.1	$360.1
Europe	270.7	248.3
Asia Pacific	92.2	83.0
Rest of World	130.4	177.7
Total Net Product Sales	$930.4	$869.1

(1) Prior year amounts may have been adjusted to conform to current year rounding presentation.

ALEXION PHARMACEUTICALS, INC.
TABLE 5: CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	March 31	December 31
	2018	2017(2)
Cash and cash equivalents	$511.8	$584.4
Marketable securities	1,079.1	889.7
Trade accounts receivable, net	776.7	726.5
Inventories	456.5	460.4
Prepaid expenses and other current assets	327.9	292.9
Property, plant and equipment, net	1,379.3	1,325.4
Intangible assets, net	3,874.1	3,954.4
Goodwill	5,037.4	5,037.4
Other assets	387.4	312.2
Total assets	$13,830.2	$13,583.3

Accounts payable and accrued expenses	$639.9	$710.2
Current portion of long-term debt	167.5	167.4
Current portion of contingent consideration	68.8	—
Other current liabilities (1)	65.8	74.9
Long-term debt, less current portion	2,678.8	2,720.7
Contingent consideration	152.8	168.9
Facility lease obligation	350.2	342.9
Deferred tax liabilities	442.7	365.0
Other liabilities	151.0	140.2
Total liabilities	4,717.5	4,690.2
Total stockholders' equity (1)	9,112.7	8,893.1
Total liabilities and stockholders' equity	$13,830.2	$13,583.3

(1)    In May 2014, the Financial Accounting Standards Board issued a comprehensive new standard which amends revenue recognition principles. We adopted this standard in the first quarter 2018. Upon adoption of the new standard, we reduced our deferred revenue balance reported in Other current liabilities by $10.4 million, with an offsetting increase of $6.0 million in retained earnings due to the cumulative impact of adopting this new standard. The adjusted deferred revenue balance, as of January 1, 2018, was $5.5 million. We recognized this amount in revenue during the three months ended March 31, 2018.

(2)    Prior year amounts may have been adjusted to conform to current year rounding presentation.

Alexion Contacts:

Media
Kim Diamond, 475-230-3775
Executive Director, Corporate Communications

Investors

Susan Altschuller, Ph.D., 475-230-3534
Vice President, Investor Relations